Exhibit 99.1

Del Monte Foods Company	NEWS RELEASE

P.O. Box 193575

San Francisco, CA 94119-3575
DEL MONTE FOODS COMPLETES ACQUISITION OF MILK-BONE

SAN FRANCISCO, July 3, 2006 - Del Monte Foods Company (NYSE: DLM) today announced that Del Monte Corporation, its wholly owned subsidiary, has completed its previously announced acquisition of certain pet product assets, including the Milk-Bone brand (“Milk-Bone”), for approximately $580 million from Kraft Foods Inc. (NYSE: KFT).
“The addition of Milk-Bone, with its strong brand position in the fast-growing pet snacks category, is another step in the implementation of Project Brand, our strategy for increasing shareholder value as we improve the overall margin and growth potential for the entire Company,” said Rick Wolford, Del Monte’s Chairman and Chief Executive Officer. “This transaction, coupled with our recent acquisition of Meow Mix, creates an improved platform for developing innovative and successful products, significantly improving Del Monte’s competitive position in the pet food category.”
The acquisition, announced March 16, 2006, was financed through additional senior debt in the amount sufficient to fund the purchase price. The Company expects to realize approximately $125 million of net present value tax benefits associated with the amortization of intangible assets as a result of the acquisition.
Del Monte Foods
Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating approximately $3 billion in net sales in fiscal 2006. With a powerful portfolio of brands including Del Monte®, Contadina®, StarKist®, S&W®, College Inn®, 9Lives®, Kibbles ’n Bits®, Meow Mix®, Milk-Bone®, Pup-Peroni®, Snausages®, Pounce® and Meaty Bone®, Del Monte products are found in nine out of ten American households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company (NYSE:DLM), visit the Company’s website at www.delmonte.com.
This press release contains forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements can be identified by the use of words such as “expect,” “plan,” “will,” and words of similar meaning. The forward-looking statements contained in this press release include statements related to as well as the expected tax benefits associated with the Milk-Bone acquisition the expected impact of the Meow Mix and Milk-Bone transactions on the Company and its pet business.
Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement, including: future financial operating results of the Company including the Milk-Bone and Meow Mix businesses; costs and expenses relating to the acquisitions and financing thereof; and the Company’s future business plans.
Factors that may affect the Company’s future financial operating results and business plans are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.
CONTACTS:

Media	Analysts
Melissa Murphy-Brown	Jennifer Garrison
Del Monte Foods	Del Monte Foods
(412) 222-8713	(415) 247-3382
# # #

2